Exhibit 99.1

Senator Ford to Author Bill for Economic Development in Terre Haute

STATEHOUSE (Dec. 21, 2016) - State Sen. Jon Ford (R-Terre Haute) today announced he will author a bill during the 2017 legislative session that would permit the construction of a new gaming and entertainment facility in Terre Haute.

The legislation would allow the owner of one of the state’s longest-running gaming operations, Rising Star Resort and Casino in Rising Sun, to relocate up to half of its state-approved gambling games to a new gaming, dining and hotel venue in Terre Haute.

“This project would provide much-needed tax revenue, economic activity and jobs for Terre Haute and the Wabash Valley,” Ford said. “The gaming industry has done well for the state and host communities for the last 20 years - and for our region to participate would be a significant opportunity. This legislation can provide an economic boost to the Terre Haute area while protecting the positive impact gaming has had on the Rising Sun area.”

Ford noted that Terre Haute is at least two hours away from other Indiana and Illinois gaming operations, making it an ideal location for the proposed destination facility.

The development of the proposed Terre Haute facility, with construction estimated at between $100 and $150 million, is projected to create 1,250 jobs, generate tourism and provide reliable streams of tax revenue for Terre Haute and Vigo County.

The creation of this complementary entertainment venue in Terre Haute under the Rising Star license would also help to ensure long-term viability of the Rising Star facility and maintain the longstanding benefits received by the city of Rising Sun and Ohio County.

Ford plans to file the legislation when the Senate reconvenes in January.